As filed with the Securities and Exchange Commission on November 23, 2009.

Registration No. 333-06129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SUNLINK HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Ohio	31-0621189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 Circle 75 Parkway

Suite 1120

Atlanta, Georgia 30339

(Address of Principal Executive Offices, including zip code)

KRUG INTERNATIONAL CORP.

1995 INCENTIVE STOCK OPTION PLAN

(Full title of the Plan)

Robert M. Thornton, Jr.

Chairman

SunLink Health Systems, Inc.

900 Circle 75 Parkway

Suite 1120

Atlanta, Georgia 30339

(770) 933-7000

(Name, address and telephone number,

including area code, of agent for service)

Copies of Communications to:

M. Timothy Elder, Esq.

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade II

1230 Peachtree Street, N.E.

Atlanta, Georgia 30309-3592

(404) 815-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐(do not check if smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-06129) (the “Registration Statement”), filed by SunLink Health Systems, Inc. (f/k/a Krug International Corp.) (the “Company”) on June 17, 1996 registering 250,000 Common Shares of the Company (the “Shares”) to be offered and sold pursuant to the Company’s 1995 Incentive Stock Option Plan (the “Plan”). The Plan has expired by its terms and 4,000 Shares subject to awards granted thereunder or governed thereby were not issued. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering and pursuant to Rule 478 under the Securities Act of 1933, as amended, the Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on November 23, 2009.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Robert M. Thornton, Jr.
Robert M. Thornton, Jr. Chairman, President and Chief Executive Officer